 Exhibit 1A-12A

12100 Wilshire Blvd. | Suite 480 | Los Angeles, CA 90025 T +1.310.312.1860 | F +1.310.477.3481 www.ckrlaw.com

July 11, 2017

NeurMedix, Inc.

6165 Greenwich Drive, Suite 150

San Diego, California 92122

Re:      NeurMedix. Inc. - Validity of Issuance of Shares

Ladies and Gentlemen:

We have acted as special counsel to NeurMedix, Inc., a Delaware corporation (the "Company"), in connection with the Company's Offering Statement on Form 1-A (the "Offering Statement"), relating to the application for exemption from registration under Section 3(b) of the Securities Act of 1933, as amended (the "Securities Act"), and Regulation A promulgated thereunder, of 7,142,857 shares of common stock, par value $0.001 per share (the "Shares").

In connection with rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth in this letter.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures (including endorsements), the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and others.

Based upon and subject to the foregoing, we are of the opinion that upon issuance, the Shares will be validly issued and fully paid and nonassessable.

For the purposes of this opinion, we are assuming that the appropriate certificates are duly filed and recorded in every jurisdiction in which such filing and recordation is required in accordance with the laws of such jurisdictions. We express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission (the "Commission") as an exhibit to the Offering Statement. We also consent to the reference to our firm in the Offering Statement. We do not admit in providing such consent that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Respectfully submitted,

/s/ CKR Law, LLP
CKR Law, LLP